SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): April 22, 2005

Commission File Number: 000-030813

AlphaRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-0177440
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

168 Konrad Crescent, Suite 200
Markham, Ontario, Canada L3R 9T9
(Address of principal executive offices)

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 22, 2005, AlphaRx International Holdings Limited ("AIH"), a wholly-owned subsidiary of AlphaRx Inc. (the "Company") and a company chartered in the British Virgin Islands, entered into a Joint Venture Agreement with Basin Industrial Limited ("Basin"), a wholly-owned subsidiary of Hong Kong-based Advance Pharmaceutical Co. Ltd. ("APC"). Basin is also chartered in the British Virgin Islands. The newly formed Joint Venture will be named Alpha AP Inc. ("AAP"), and will be headquartered in Hong Kong. The Company also entered into a Manufacturing and Distribution Agreement with AAP on the same date.

Pursuant to the terms of the Joint Venture Agreement, AAP will have the exclusive rights to manufacture, market and distribute certain proprietary products developed by the Company in certain territories in Asia under the Manufacturing and Distribution Licensing Agreement. Basin will provide debt financing to AAP of HK$1,250,000 (US$160,100) quarterly for three years, which shall be re-payed without any interest and as soon as AAP generates a profit or upon the completion a initial public offering in a recognized securities exchange. There is no firm target date for when, or even if, such a public offering will be undertaken.

Pursuant to the terms of the Manufacturing and Distribution License Agreement between the Company and AAP, the Company will provide 3 proprietary topical products, 1% Indaflex, 1% Diclofenac (Dicloflex) and Flexogan, to AAP. These products will be marketed exclusively under the APC brand in China, Japan, Korea and Hong Kong. The Company will receive a royalty from AAP's gross sales. The Company will also receive a one time licensing fee of US$10,000,000 from AAP, contingent upon completion of its Hong Kong public stock offering.

Copies of the Joint Venture Agreement and Manufacturing and Distribution License Agreement are attached as Exhibit 10.1 and Exhibit 10.2, respectively.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.	Description

10.1	Joint Venture Agreement
10.2	Manufacturing and Distribution License Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: June 3, 2005

/S/ Michael M. Lee
Michael M. Lee, President